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                                                                    EXHIBIT 10.9
May 18, 1999



Mr. Dennis M. Custage
7755 NW 55 Place
Coral Springs, FL 33067


Dear Dennis:

We at AutoNation, Inc. are pleased to confirm our offer of employment to you.

This letter serves to record and confirm the basic terms and conditions applying to your international assignment. Such employment is at all times subject to the relevant international, home and host country domestic legal provisions being met on a continuous basis. This document outlines the terms of your employment as it relates to your international assignment with AutoNation, Inc.

The assignment shall become final, subject to medical clearance; successful completion of the Company's hair analysis drug screening process; securing and maintaining a valid passport, securing an appropriate visa at the assigned post; and your signing the Company's Confidentiality and Non-Compete Agreement; and your acceptance of the terms and conditions outlined in this letter.

o  POSITION TITLE: President, International Automotive Rental Group

o  LOCATION OF ASSIGNMENT: Uxbridge, U.K.

o  POSITION REPORTS TO: William E. Lobeck, President, Automotive Rental Group

o EFFECTIVE DATE: You are scheduled to assume your responsibilities as President, International Automotive Rental Group on June 1, 1999, unless otherwise agreed. Your relocation to Uxbridge, U.K. will occur as soon as appropriate work permits and immigration approvals are obtained.

The Company must and does reserve the right to amend the reporting relationships, organization structure and work location without notice.

DOMESTIC EMPLOYMENT COMPENSATION (PAYABLE IN U.S. DOLLARS)

o  MONTHLY SALARY: 27,083.33 per month ($325,000 annualized).

o BONUS ELIGIBILITY: Performance based, 0 to 50% of annual base pay pro-rated based on start date and determined by mutually agreed upon personal performance objectives as well as divisional and overall company performance.

   In 1999, you are guaranteed a bonus of 25% of annual base pay pro-rated based on start date and are eligible for an additional amount up to 25%, pro rated, based on the above criteria.

o STOCK OPTION PLAN - INITIAL GRANT: The company intends to award you an Initial Grant of options to acquire 100,000 shares of AutoNation, Inc. common stock. This grant is subject to approval by the Board of Directors at the next regularly scheduled meeting of the compensation committee of the Board of Directors. The stock price will be the closing price of AutoNation, Inc. common stock on the last trading day prior to your date of employment. As stated above, under the provisions of the Company's Employee Stock Option Plan (the "Plan") stock options vest twenty-five percent (25%) per year during your term of employment beginning with the date of your grant. This Initial Grant constitutes your full Plan participation for the year of 1999.





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o  STOCK OPTION PLAN - FUTURE GRANTS: Subject to the discretion of the Board of
   Director's Compensation Committee, in 2000 and future years, you will participate in the Company's Plan and options will be awarded to you in an amount and at a price commensurate with your position. The terms and conditions of the Plan are subject to change from time to time as determined by the Board of Directors.

o VACATION/HOLIDAY ENTITLEMENT: In 1999 you will be eligible for two weeks of vacation. Future year vacation eligibility will be determined by the Company's policy in effect at that time. You will be subject to the holidays officially observed in your country of assignment.

o EMPLOYMENT STATUS: Your prime employment is, until otherwise notified, with AutoNation, Inc., Rental Group, Ft. Lauderdale, Florida and is governed by the legislative practices and customs of the group. The terms and conditions pertinent to that group will be deemed in full force except where amended by this letter of assignment and/or those written policies specifically established for AutoNation, Inc. expatriate personnel.

o DURATION OF ASSIGNMENT: The duration of this international assignment is expected to last two (2) years. The Company may modify this period; this in no way constitutes a guarantee or contract of employment.

   It is understood that this estimate of duration does not affect the right of the employee of the Company to terminate employment in accordance with normal Company practice based upon conditions applicable to your general employment status as an employee of AutoNation, Inc.

o SALARY PROTECTION/TERMINATION OF EMPLOYMENT: The Company will provide, upon execution of a Separation Agreement and Release of Claims, twelve (12) months of base salary continuation in the event of termination of your employment for anything except Termination for Cause or Voluntary Termination during your employment with AutoNation, Inc. You will receive Medical/Dental coverage continuation during this twelve-month period. The terms of the Company Severance Policy will be provided to you upon request. In the event Employee ceases to be an Employee or agent of the Company as a result of a Change of Control or Sale of the Business, as determined by the Board, Employee may accept the severance payout and benefits described in the proposed Severance Agreement that will be offered for his consideration, or he may reject the Severance Agreement and accept an alternative severance package if presented at a future date and time from the new entity.

FOR THE PURPOSE OF THIS INTERNATIONAL ASSIGNMENT, THE FOLLOWING SPECIFIC ELEMENTS OF THE COMPANY'S EXPATRIATE ALLOWANCES POLICY WILL APPLY:

o COST OF LIVING ALLOWANCE: Cost of living allowance will be paid on a monthly basis and is set by the Runzheimer International index. This currently is $20,041.67 per month ($240,500 annualized). This cost of living allowance will be reviewed no less than every six months and may result in an increase or a reduction of the allowance, depending upon market conditions.

o FOREIGN SERVICE PREMIUM: A Foreign Service Premium will be 10% of base salary paid on a monthly basis ($2,708.33 per month) and will be effective on the month of your physical relocation to the U.K. For purposes of this assignment, your home country is designated as the United States.

o HOUSING ASSISTANCE: The company will assist you with Property Management services and will assist you in renting your primary U.S. residence in Coral Springs, Florida. These services will be provided through Mobility Services, Inc. (MSI) or its designee.

o FOREIGN HOUSING ASSISTANCE: The Company will cover the cost of Company-approved housing for you and your family during your international assignment. These costs specifically include, but are not limited to Rental/Lease costs and associated fees, local taxes and reasonable utilities.

o EDUCATION: The Company will reimburse actual cost for tuition, fees, books and transportation for a company approved private English Language School for K through 12 (U.S. equivalent Kindergarten). We will assist you in finding available American curriculum schools in your host country.






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o  PERSONAL CAR: The Company will provide you use of two Company owned vehicles of our choice for your use during your international assignment. These vehicles will have no cash value to you.

o RECREATION CLUB MEMBERSHIP: The Company will reimburse actual membership for you and your family for a company approved private club.

o UTILITY COSTS: The company will pay the cost of general utilities except telephone, cable and other personal utility fees.

o EXPLORATORY TRIP: You and your spouse will be allowed one exploratory trip to the host location. This trip is designed for the purposes of locating housing and familiarizing you with the community and living circumstances.

   It is understood that your acceptance of this provision based on your good faith intention to accept this assignment subject only to substantial objectives, which may be disclosed during your initial visit to the host location.

o PHYSICAL EXAMS: You must undergo routine physical exams as necessary for long stay visa requirements. The Company will pay the cost of these examinations as well as the cost of any vaccinations required by the Host country for you and your family.

o PERSONAL CAR: The Company will share the loss on the sale or lease termination of your vehicle(s), if any, up to Two Thousand Five Hundred Dollars ($2,500), per vehicle(s) maximum 2 vehicles.

o IN-TRANSIT EXPENSES: The Company as guided by policy and the guidelines of local management will pay Expenses for hotel accommodations, meals, rental cars, etc.

o SETTLING IN SERVICE: You will be provided with assistance of a third party settling in service upon your arrival to the U.K. for up to sixty days. This service will be provided through a company approved vendor.

o RELOCATION ALLOWANCE: Relocation Allowance equal to one month's gross base at $27,083.33 for which you need not account, will be paid to you upon request or prior to departure. Its purpose is to offset those expenses not specifically covered by the Policy (i.e., replacement of drapes/carpeting, purchase of converters, etc.).

o HOUSEHOLD GOODS MOVE: Your personal effects will be moved at the expense of the Company limited to Relocation Policy guidelines and related weight restrictions. This move will be coordinated with AutoNation, Inc.'s contracted relocation partner, Mobility Services, Inc. (MSI), or its designee.

o TAXES AND TAX SERVICES: A hypothetical, US Federal and State Income Tax will be retained by the Company from your base salary. You will be tax equalized on an annual basis and given credit for all actual deductions for which you have been eligible as a domestically based and employed tax payer in the United States. Actual U.S. Federal and state withholding tax will cease at the time hypothetical tax commences.

   U.S. Social Security Tax (FICA) will continue to be withheld from your US payroll gross earnings until the annualized maximum has been attained.

   All host location income and social program tax withholding and/or direct payments made by you will be reimbursed on a timely basis to prevent excess tax expenditure on your part.




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   You will be referred to the appropriate Arthur Andersen & Company representative nearest your host location for tax consulting purposes. Their service also includes the preparation of home and host country tax returns as well as the annual tax equalization calculation.

   The tax reimbursement will be limited to the actual taxes, which would have occurred if employee had moved back to home country upon termination of employment.

   Tax preparation assistance will be provided to you throughout the duration of your international assignment and for one year following your repatriation.

   In year of termination, AutoNation, Inc. will cover only the U.K. taxes applicable up to time of termination/separation.

   Administration of the above tax provisions as well as related costs will be the direct responsibility of AutoNation, Inc.

o REPATRIATION: The Company will assist with your return to the United States at the successful completion of this assignment with the following: a) Return travel for you, your spouse and your children; b) Return movement of household goods per normal Company relocation guidelines and related weight restrictions; c) Incidental Allowance equal to one month's gross salary. This assistance will be offered for a period of no more than 45 days after the end of the assignment.

o LEAVE/HOME EMERGENCY: Each employee and resident dependent family member (if applicable) residing at the host location earns one home leave up to 14 days after each twelve months residence in the host country. Earned vacation need not be used for home leave.

   The Company will pay the cost of round trip direct route business class air transportation for you, your spouse and your children. Emergency leave is provided as required according to Policy guidelines. Emergencies include serious illness, death of an immediate family member and U.S. National emergencies.

o BENEFITS ELIGIBILITY: You will be eligible to participate in AutoNation, Inc.'s group insurance programs immediately. You will be eligible to participate in AutoNation, Inc.'s 401(k) Savings Plan on the first of the month following completion of 3 months of employment. While on International Assignment you will be enrolled in an indemnity medical plan.

o TERMINATION OF DELEGATION: You understand that all the above compensation, benefits and reimbursements will be forthcoming to you only for the actual duration of your International Assignment. Upon your repatriation to the United States, at the completion of the term or upon an early recall, your International Employment Status and the above benefits and compensation will cease. You will be subject to the policies and procedures as set by AutoNation, Inc., including, but not limited to employment-at-will.

This document and others incorporated by reference constitute the entire agreement between AutoNation, Inc. and you. Any verbal commitments made to you that may constitute an exception to Policy are not given force and effect unless expressly contained in the letter of assignment, or an addendum hereto.

You are subject to other personal policies and normal practices of AutoNation, Inc. applicable except where these are specifically amended or superceded by this letter of assignment.

If you have any questions or comments concerning the above, please bring them to my attention for further clarification. Please indicate your acceptance of these terms and conditions by signing and returning this original letter to me at the address shown below. A copy of this letter is enclosed for your records.





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Dennis, we sincerely look forward to your joining our winning team. By all means, please feel free to call me at (954) 769-6575 if I may be of service. You may also contact Jennifer Thomas, Vice President, Human Resources at (954) 385-3302 with any questions.



Best Regards,                                Accepted:

/s/ WILLIAM E. LOBECK                        /s/ DENNIS CUSTAGE  5-18-99
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William E. Lobeck                            Dennis Custage         Date
President, Automotive Rental Group
AutoNation, Inc.